Exhibit 10.314
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Ligand Pharmaceuticals Incorporated
10275 Science Center Drive San Diego, CA
April 30, 2007
David Wood
Vice President, Global General Manager
Modified Release Technologies
Cardinal Health PTS LLC
14 Schoolhouse Road
Somerset, NJ 08873
VIA FACSIMILE AND FEDERAL EXPRESS
Re: Release and Termination of Manufacturing and Packaging Agreement
Dear Dave:
As you know, Ligand Pharmaceuticals Incorporated (“Ligand”) and Cardinal Health PTS, LLC (“Cardinal”) are parties to that certain Manufacturing and Packaging Agreement, dated February 13, 2004, as amended (the “Manufacturing Agreement”) and those certain Quality Agreements for AVINZA®, dated April 12, 2005, and April 10, 2006, respectively (the “Quality Agreements”). As you are also aware, Ligand has assigned to King Pharmaceuticals, Inc. (“King”), as of February 26, 2007 (the “Closing”), all or substantially all of its assets to which the Manufacturing Agreement relates, including without limitation, its rights in and to the AVINZA® product, pursuant to a Purchase Agreement, dated September 6, 2006, as amended (the “Purchase Agreement”). However, the Manufacturing Agreement was not assigned to King as part of the Purchase Agreement. As such, each of Ligand and Cardinal intend to terminate the Manufacturing Agreement pursuant to the terms set forth below (the “Letter Agreement”).
1. Termination of Manufacturing Agreement. As of the date that this Letter Agreement is fully executed by Cardinal and Ligand (the “Effective Date”) the Manufacturing Agreement and the Quality Agreements shall be deemed terminated and of no further force or effect, including without limitation, the termination of any and all provisions in the Manufacturing Agreement which were expressly designated to survive termination, provided that, Sections 4.8 – 4.12, 9.2 and 9.4 and Articles 11 and 16 (the “Surviving Provisions”) shall remain in full force and effect. In addition, all open purchase orders under the Manufacturing Agreement are deemed cancelled and of no further force or effect. Notwithstanding the foregoing, the parties desire for Cardinal to continue to provide certain ongoing stability services, including active reference standards, analytical assays and related program support, which are associated with the current validation and commercial batches of AVINZA®, as referenced in Section 2.1 of the Manufacturing Agreement and as performed by Cardinal pursuant to quotation [***]; quotation [***]; and one quotation as yet to be agreed by the parties (altogether, the “AVINZA® Stability Services”).
2. WIP (Morphine) Reimbursement. From the Effective Date through [***], Cardinal shall continue to maintain and be responsible for, at Cardinal’s sole cost, risk and expense, the safekeeping of any batches of AVINZA® , the morphine in which was previously paid for by Ligand and supplied to Cardinal under the

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Ligand Pharmaceuticals Incorporated
30 April 2007

Manufacturing Agreement, that are work-in-process and in Cardinal’s possession (“WIP”). On or before [***], Ligand shall, at its sole discretion, provide written notice to Cardinal of its decision whether to (a) have Cardinal arrange for destruction of the WIP (at Ligand’s sole cost, risk and expense), (b) have Cardinal pack the WIP for shipment on [***] (or such other date as Cardinal and Ligand may agree in writing) to a designated non-Cardinal location (at Ligand’s sole cost, risk and expense), or (c) assign the WIP to King; provided, that Ligand may not elect the foregoing clause (c) if it has not granted its consent for Cardinal to supply AVINZA® to King pursuant to paragraph 5(b) below. If Ligand fails to timely provide notice of its decision or if Ligand elects the foregoing clause (a), Cardinal shall destroy or deliver to a third party for destruction all WIP (at Ligand’s sole cost, risk and expense) not later than [***]. If Ligand elects the foregoing clause (c) and Cardinal receives consideration from King for any WIP, then Cardinal shall promptly (but in any event no later than five (5) business days thereafter) pay Ligand, in immediately available funds, a dollar amount equal to [***]. In addition, if Ligand elects the foregoing clause (c), it shall promptly provide to Cardinal evidence of such assignment.
3. Raw Morphine. From the Effective Date through [***], Cardinal shall continue to maintain and be responsible for, at Cardinal’s sole cost, risk and expense, the safekeeping of any raw morphine in Cardinal’s possession previously paid for by Ligand and supplied to Cardinal under the Manufacturing Agreement. On or before [***], Ligand shall, at its sole discretion, provide written notice to Cardinal of its decision whether to (a) have Cardinal arrange for destruction of such morphine (at Ligand’s sole cost, risk and expense), (b) have Cardinal pack such morphine for shipment on [***] (or such other date as Cardinal and Ligand may agree in writing) to a designated non-Cardinal location (at Ligand’s sole cost, risk and expense), or (c) assign such morphine to King; provided, that Ligand may not elect the foregoing clause (c) if it has not granted its consent for Cardinal to supply AVINZA® to King pursuant to paragraph 5(b) below. If Ligand fails to timely provide notice of its decision or if Ligand elects the foregoing clause (a), Cardinal shall destroy or deliver to a third party for destruction all such morphine (at Ligand’s sole cost, risk and expense) not later than [***]. If Ligand elects the foregoing clause (c), it shall promptly provide to Cardinal evidence of such assignment.
4. CF Granulator. From the Effective Date through [***], Cardinal shall continue to maintain and be responsible for the safekeeping of Ligand’s CF Granulator in Cardinal’s possession. On or before [***], Ligand shall, at its sole discretion, provide written notice to Cardinal of its decision whether to (a) have Cardinal dismantle the CF Granulator in preparation for removal by Ligand (all at Ligand’s sole cost, risk and expense), or (b) assign to Cardinal, pursuant to a bill of sale reflecting terms and consideration mutually agreed upon by Ligand and Cardinal, all of Ligand’s, right, title and interest in and to the CF Granulator free of any liens and/or encumbrances for a purchase price not greater than [***]. Notwithstanding the foregoing, if Ligand grants its consent for Cardinal to supply AVINZA® to King pursuant to paragraph 5(b) below, the foregoing clause (b) shall apply. In the event Ligand elects the foregoing clause (a), Cardinal will pack or arrange for the packing of the CF Granulator components and reasonably cooperate with Ligand’s shipper in connection with Ligand’s removal of the CF Granulator (all at Ligand’s sole cost, risk and expense); and Cardinal shall be entitled to invoice Ligand for all costs of returning the room in which the CF Granulator is housed at Cardinal’s Winchester, Kentucky, facility to its original condition, provided such invoice shall not exceed [***]. If Ligand fails to timely provide such notice, Cardinal shall be entitled to elect, at its sole discretion, either of the foregoing options set forth in clauses (a) and (b) (all at Ligand’s sole cost, risk and expense).
5. General Release. As of the Effective Date, each of Ligand and Cardinal will for itself, its respective present and former heirs, agents, representatives, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, related entities, predecessors, successors and assigns

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Ligand Pharmaceuticals Incorporated
30 April 2007

(“Releasor Parties”), release and absolutely and forever discharge the other party and its present and former heirs, agents, representatives, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, related entities, predecessors, successors and assigns (“Releasee Parties”) of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which any Releasor Party now has, owns or holds or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against any Releasee Party arising from or related to the Manufacturing Agreement, including without limitation, [***]. Except with respect to the obligations created by or arising out of this Letter Agreement, Cardinal on the one hand, and Ligand on the other, hereby covenant not to sue each other or any of the Releasee Parties, regarding any of the Released Matters, and not to aid or encourage any third party to institute or prosecute any claims (e.g., in arbitration or meditation) or litigation (including, without limitation, by providing sworn testimony not compelled by judicial process) with respect to any of the Released Matters and/or matters that in any way relate to any act, omission, or other conduct underlying any Released Matters. Notwithstanding anything to the contrary herein, the foregoing release shall not and does not extend to (a) any obligations under this Letter Agreement and/or (b) any obligations with respect to the AVINZA® Stability Services.
6. General Matters
(a) Neither Cardinal nor Ligand shall take any action that is materially inconsistent with this Letter Agreement. Cardinal and Ligand shall each use commercially reasonable efforts to cooperate in carrying out the terms hereof, including, but not limited to, the execution and delivery of such other and further documents and instruments that are reasonable and necessary to accomplish such terms.
(b) Cardinal covenants and agrees that, in consideration for the general release set forth above, [***], neither Cardinal nor any of its direct or indirect, parents, subsidiaries, affiliates, successors and/or assigns shall manufacture, supply or provide services in connection with the AVINZA® product to any third party (including, without limitation, King) without the express prior written consent of Ligand. Furthermore, Ligand and Cardinal acknowledge and agree that either party would be irreparably damaged if any of the provisions of this Letter Agreement are not performed in accordance with their specific terms and that any breach of this Letter Agreement by the other party could not adequately be compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either party may be entitled, at law or in equity, it may seek to enforce any provision of this Letter Agreement, without requirement to post bond (or if such requirement cannot be waived, then the minimum amount so required), by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Letter Agreement.

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(c) All fees and expenses incurred in connection with this Letter Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Letter Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
(d) This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(e) This Letter Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter hereof.
If you agree with the terms of this Letter Agreement, kindly countersign below.
Regards,
Ligand Pharmaceuticals Incorporated

By:	/s/ John L. Higgins
Name:	John L. Higgins
Its: Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:
Cardinal Health PTS, LLC

By:	/s/ David Wood
Name:	David Wood
Its: Vice President, Global General Manager
Dated: April 26, 2007